                                                                   Exhibit 10.1

                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
                                  (the "Trust")

                   Special Committee of the Board of Trustees


                               Statement Regarding
                  Adjustment of Earnout Performance Benchmarks
                                      Under
                         The TRO Contribution Agreement
                                      Dated
                                December 29, 1998


                  Pursuant to Section 5.19(b) of the TRO Contribution Agreement dated as of July 30, 1997 (the "Agreement") by and among the Trust, PREIT Associates, L.P. (the "Partnership"), the former shareholders and debtholders of The Rubin Organization, Inc. (together, the "TRO Shareholders") and certain other persons, the Trust's Board of Trustees formed a special committee of trustees (the "Special Committee") to address and resolve certain matters after closing pertaining to the transactions contemplated by the Agreement. Section 5.19(b) provides that the Special Committee shall, at the request of at least one-third of the Partnership's outstanding Class A Units issued to the TRO Shareholders and affiliates or any trustee of the Trust, consider whether adjustments should be made to the applicable earnout performance benchmarks (the "Benchmarks") contained in the Agreement as the result of, among other things, the raising by the Trust of equity capital. Capitalized terms not otherwise defined herein have the meanings set forth in the Agreement.

                  At the request of holders of more than one-third of the outstanding Class A Units issued to TRO Shareholders and affiliates, the Special Committee has reviewed the impact of the Trust's December 1997 public offering of 4,600,000 Shares (the "Offering") on the Benchmarks, considering financial projections for the Trust both before the Offering and on a pro forma basis, taking into account the issuance of the new Shares and the general performance of the Trust during the period following the closing of the transactions under the Agreement.

                  Based on its analysis, the Special Committee has determined that an adjustment to the Benchmarks as a result of the Offering would be appropriate under Section 5.19 of the Agreement. The Special Committee has concluded that, because the Offering will in the long run enhance the Trust's financial performance, both the TRO Shareholders and the Trust should share the dilutive effect of the Offering on FFO per outstanding share and that the Benchmarks should be adjusted by applying a declining fraction of the dilution resulting from the Offering in each successive year of the earnout.

                  The original Benchmarks and the effect of the new Shares on FFO per outstanding share are set forth below:

Year                                    1998        1999         2000         2001         2002
----                                    ----        ----         ----         ----         ----
Original Target                       $ 2.66      $ 2.81       $ 2.94       $ 3.14        $ 2.43
Original Hurdle                       $ 2.40      $ 2.53       $ 2.65       $ 2.83        $ 2.19
Dilution                              $(0.36)     $(0.40)      $(0.42)      $(0.48)       $(0.38)


                  Pursuant to Section 5.19 of the Agreement, the Special Committee hereby adjusts the foregoing Benchmarks as follows:

Year                                    1998        1999         2000         2001         2002
----                                    ----        ----         ----         ----         ----
Percent of Dilution Applied             75%         58%          52%          25%           0%
Amount of Dilution Applied            $(0.27)     $(0.23)      $(0.22)      $(0.11)       $(0.00)
Adjusted Target                       $ 2.39      $ 2.58       $ 2.72       $ 3.03        $ 2.43
Adjusted Hurdle                       $ 2.13      $ 2.30       $ 2.43       $ 2.72        $ 2.19

                  The appropriate officers of the Trust are hereby directed to cause the Trust's books and records to reflect the adjusted Benchmarks.

                  The foregoing statement regarding adjustment to the earnout performance benchmarks under the Agreement was adopted and approved as of December 29, 1998 by the undersigned members of the Special Committee of the Board of Trustees of the Trust.

                  This Statement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of such counterparts together shall be deemed to be one and the same instrument.

/s/ Rosemarie Greco        /s/ William R. Dimeling     /s/ Leonard I. Korman
-------------------        -----------------------     ---------------------
Rosemarie Greco            William R. Dimeling         Leonard I. Korman



                                       1